EXHIBIT 1

January 30, 2006

Mr. Mark Scott
IA Global, Inc.
550 N. Reo Street, Suite 300
Tampa, FL 33609
U.S.A.

Re:  Notice of Conversion of Series B Convertible Preferred Stock

Dear Mr. Scott:

         Reference is made to the June 30, 2003 letter converting $1,063,857.32 and interest of $94,510.62 accrued thereon to date into 1,158 shares of Series B Convertible Preferred Stock (the "Preferred Stock") of IA Global, Inc. ("IA Global").

         Inter Asset Japan LBO No 1 Fund ("IAJ LBO Fund") hereby requests that the 1,158 shares of Preferred Stock be converted into 11,580,000 shares of IA Global common stock in accordance with the Certificate of Designation of Preferences and Rights of Series B Convertible Preferred Stock. IAJ LBO Fund understands and acknowledges that the common stock to be issued may require the approval of American Stock Exchange and have not been registered under the Securities Act of 1933, as amended ( the "Securities Act"), and that such common stock must be held indefinitely unless subsequently registered under the Securities Act or their sale is permitted pursuant to an available exemption from such registration requirement. The Preferred Stock Certificate is enclosed herewith for cancellation.

         IAJ LBO Fund represents and warrants to IA Global it has received all the information it considers necessary or appropriate for deciding whether to convert the Preferred Stock into common stock. IAJ LBO Fund further represents that it has had an opportunity to ask questions and receive answers from IA Global regarding the terms and conditions of such securities and the business, properties, prospects and financial condition of IA Global.

         IAJ LBO Fund also understands that the certificates evidencing the common stock will bear the legend set forth below:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED BY THE HOLDER FOR ITS OWN ACCONT, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO THE DISTRIBUTION OF SUCH SECURITIES. THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT ( I ) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND COMPLIANCE WITH SUCH STATE SECURITIES LAWS, ( II ) IN COMPLIANCE WITH RULE 144 UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR ( III ) UPON THE DELIVERY TO IA GLOBAL, INC. (THE "COMPANY") OF AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION AND/OR COMPLIANCE IS NOT REQUIRED.

         Please send a certificate representing the shares of common stock to the undersigned at Swiss America.

                                        Sincerely,

                                        Inter Asset Japan LBO No 1 Fund

                                        Kyo Nagae